EXHIBIT 10.5
AMENDED AND RESTATED
MALVERN FEDERAL SAVINGS BANK
DIRECTOR RETIREMENT PLAN AGREEMENT

            THIS AMENDED AND RESTATED DIRECTOR RETIREMENT PLAN AGREEMENT (the “Agreement”) by and between Malvern Federal Savings Bank (the “Bank”), a federally-chartered savings bank located in Paoli, Pennsylvania, and EDWARD P. SHANAUGHY II a non-employee director of the Bank (the “Director”), intending to be legally bound hereby, is hereby adopted effective as of December 16, 2008.

            WHEREAS, to encourage the Director to remain in the service of the Bank, the Bank is willing to provide supplemental retirement benefits to the Director, with the benefits to be paid by the Bank from its general assets;

            WHEREAS, the Director entered into a Director Retirement Plan Agreement with the Bank dated as of September 23, 2004 (the “Prior Agreement”), which Prior Agreement was amended as of October 3, 2006 for the purpose of bringing the agreement into compliance with the proposed regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

            WHEREAS, the Bank wishes to amend and restate the Prior Agreement in order to comply with the final regulations issued under Section 409A of the Code in April 2007.

            NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and acceptance of which are hereby acknowledged, the Director and the Bank hereby agree as follows:

Article 1
Definitions

            Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

1.2
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3
“Change in Control” means a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder, provided, however, that neither any second-step conversion and reorganization in which Malvern Federal Mutual Holding Company (the “MHC”) ceases to exist nor any increase in the ownership of the Company by the MHC shall be deemed to be a Change in Control.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Company” means Malvern Federal Bancorp, Inc., the mid-tier stock holding company of the Bank.

1.6
“Disability” means the Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank (or would have been had the Director been eligible to participate in such plan). The Director must submit proof to the Bank of the carrier’s determination upon the request of the Bank.

1.7	“Early Termination” means the Director’s Separation from Service before Normal Retirement Age for any reason other than death, Disability, Termination for Cause or following a Change in Control.

1.8	“Effective Date” means April 1, 2004.

1.9	“Normal Retirement Age” means the Director’s 80th birthday.

1.10	“Plan Administrator” means the plan administrator described in Article 8.

1.11	“Plan Year” means each consecutive twelve (12) month period commencing on October 1 and ending the following September 30. The initial Plan Year shall commence on the Effective Date.

1.12
“Separation from Service” means a termination of the Director’s services (whether as an employee or as an independent contractor) to the Bank (including companies which are deemed to be part of a controlled group of corporations with the Bank for purposes of Treas. Reg. §1.409A-1(h)) for any reason. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

1.13
“Specified Employee” means a key employee as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) and as otherwise defined in Section 409A of the Code and the regulations thereunder.

Article 2
Benefits During Lifetime

2.1
Normal Retirement Benefit. Upon the Director attaining the Normal Retirement Age while in continuous service on the Bank’s Board of Directors, the Bank shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

	2. 1.1	Amount of Benefit. The annual benefit under this Section 2.1 is TEN THOUSAND FIVE HUNDRED DOLLARS ($10,500).

2.1.2
Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following the Director’s Normal Retirement Age, and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1
Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which Early Termination occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance shown on Schedule A (hereinafter “Accrual Balance”).

2.2.2
Payment of Benefit. Subject to Section 2.5 hereof, if applicable, the Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following the Early Termination, and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

2.3
Disability Benefit. Upon the Director’s Separation from Service due to Disability prior to Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1
Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which the Separation from Service due to Disability occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance.

2.3.2
Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following his Separation from Service due to Disability and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

2.4
Change in Control Benefit. Upon a Change in Control followed by the Director’s Separation from Service before Normal Retirement Age for any reason other than death or Disability, the Bank shall pay to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1
Amount of Benefit. The annual benefit under this Section 2.4 is the Change in Control Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which the Separation from Service occurs.

2.4.6
Payment of Benefit. Subject to Section 2.5 hereof, if applicable, the Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing within ninety (90) days following the Separation from Service and payable on the first of each month thereafter. The annual benefit shall be paid to the Director for five (5) years.

2.5
Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at the time of Separation from Service (for any reason other than death or Disability) under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made as a result of the Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6
Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Director’s income as a result of the failure of the Agreement to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Director’s accrual balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure, provided, however, that the amount of the distribution shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations issued thereunder.

Article 3
Death Benefits

3.1
Death During Active Service. If the Director dies while in the active service of the Bank before reaching Normal Retirement Age, the Bank shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1
Amount of Benefit. The benefit under this Section 3.1 is the Death Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date of the Director’s death, which is an amount equal to one hundred percent (100%) of the Accrual Balance.

3.1.2
Payment of Benefit. The Bank shall pay the benefit to the Beneficiary in the form elected by the Director on the Election Form, attached hereto and made a part of this Agreement, commencing within ninety (90) days following the Director’s death. Any change in the form or timing of the payment upon death shall not take effect until at least 12 months after the Election Form is submitted by the Director and accepted by the Plan Administrator. If the Director elects installment payments, during the applicable installment period the Bank shall credit interest on the unpaid Accrual Balance at an annual rate equal to the yield on a 10-year U.S. Treasury Note, measured as of the end of the month prior to the date of the Director’s death, plus two percent (2%), compounded monthly. Notwithstanding any election by the Director to the contrary, if the benefit under this Section 3.1 is less than fifty thousand dollars ($50,000), the Bank shall pay the benefit in a lump sum.

3.2
Death During Benefit Period. If the Director dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

3.3
Death Following Separation from Service But Before Benefits Commence. If the Director is entitled to benefits under this Agreement but dies prior to the commencement of such benefits, the Bank shall pay to the Beneficiary the same benefits, in the same manner, that would have been paid to the Director had the Director survived, commencing within ninety (90) days following the Director’s death.

Article 4
Beneficiaries

4.1
Beneficiary Designation. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other benefit plan of the Bank in which the Director participates.

4.2
Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director’s estate.

4.5
Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5
General Limitations

5.1
Excess Parachute or Golden Parachute Payment. If the payments pursuant to this Agreement, either alone or together with other payments and benefits which the Director has the right to receive from the Bank and the Company, would constitute a “parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the amount of each of the payments pursuant to this Agreement shall be reduced by the minimum amount necessary to result in (i) no portion of the payments under this Agreement being non-deductible to the Bank or the Company pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Bank or the Company under or pursuant to such banking regulations. All amounts payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any amounts payable under this Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

5.2
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Director’s service for Cause. Termination of the Director’s service for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Director’s part shall be considered “willful” unless done, or omitted to be done, by the Director not in good faith and without reasonable belief that the Director’s action or omission was in the best interest of the Bank.

5.3
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

5.4
Non-compete Provision. The Director shall forfeit any unpaid benefits under this Agreement if during the term of this Agreement, and before all benefits have been paid, the Director, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)
becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Director’s responsibilities will include providing banking or other financial services within the twenty-five (25) miles of any office maintained by the Bank as of the date of the Director’s Separation from Service;

(ii)
participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of the Director’s Separation from Service;

(iii)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)
sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Director or the Bank, to the knowledge of the Director, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the Director’s Separation from Service;

(v)
divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Director, including, but not limited to, the names and addresses of customers or prospective customers of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Director.

5.4.1
Judicial Remedies. In the event of a breach or threatened breach by the Director of any provision of these restrictions, the Director recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Director consents to the Bank’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Director from further breaching any of his obligations set forth herein. The Director expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Director. The Director expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.4 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in Section 5.4 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4 hereof will not be materially adverse to the Director’s service with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.4.2
Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

	5.4.3	Change in Control. The non-compete provision detailed in Section 5.4 hereof shall not be enforceable or applicable following a Change in Control.

5.5
Suicide or Misstatement. No benefits shall be payable if the Director commits suicide within two years after the date of the Prior Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Director on any application for life insurance purchased by the Bank, or (ii) for any other reason.

Article 6
Claims and Review Procedures

6.1	Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

	6.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2
Timing of Bank Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

		6.1.3.1	The specific reason for the denial,

		6.1.3.2	A reference to the specific provisions of the Agreement on which the denial is based,

		6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and

		6.1.3.4	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1
Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

6.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. If the Plan Administrator denies part or all of the claim, the notification shall set forth:

	6.2.5.1	The specific reasons for the denial,

	6.2.5.2	A reference to the specific provisions of the Agreement on which the denial is based, and

6.2.5.3
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 7
Amendments and Termination

7.1
Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Director. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2
Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3
Plan Terminations Under Section 409A. Under no circumstances may the Agreement permit the acceleration of the time or form of any payment under the Agreement prior to the payment events specified herein, except as provided in this Section 7.3. The Bank may, in its discretion, elect to terminate the Agreement in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Director’s vested benefits as of the date of such payment in accordance with Section 409A of the Code, provided that in each case the action taken complies with the applicable requirements set forth in Treasury Regulation §1.409A-3(j)(4)(ix):

(a)
the Agreement is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Company and the Bank and any successors immediately following the Change in Control that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c)(2) are terminated with respect to each participant that experienced the Change in Control event, and (2) the Director and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to irrevocably terminate the Agreement and the other aggregated arrangements is taken;

(b)
the Agreement is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Company or the Bank and (1) all arrangements sponsored by the Company and the Bank that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c) if the Director participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements; and (4) neither the Company nor the Bank adopts a new arrangement that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c) if the Director participated in both arrangements, at any time within three years following the date the Company and the Bank take all necessary action to irrevocably terminate the Agreement; or

(c)
the Agreement is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Director under the Agreement are included in the Director’s gross income in the later of (1) the calendar year in which the termination of the Agreement occurs, or (2) the first calendar year in which the payment is administratively practicable.

Article 8
Administration

8.1
Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Bank’s Board of Directors, or such committee or person(s) as the Board of Directors shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement. Any acts under this section shall be restricted to actions which do not violate Section 409A of the Code.

8.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5
Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9
Miscellaneous

9.1	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.2	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.3
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein. All prior agreements between the Bank and the Director with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including but not limited to the Prior Agreement.

9.4	Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Director may have with the Bank.

9.5
No Guarantee of Service. This Agreement is not an employment policy or contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

9.6	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.7
Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Malvern Federal Savings Bank
42 E. Lancaster Avenue
PO Box 485
Paoli, Pennsylvania 19301

To the Director:	Edward P. Shanaughy II
At the address last appearing on the
personnel records of the Bank

9.8
Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank hereunder.

9.9
Tax Withholding. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.10
Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Director acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

9.11	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

9.13
Waiver. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.14	Counterparts. This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.19
Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Director pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA(12 U.S.C. §1828(k)) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

9.16
Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

[signature page follows]

            IN WITNESS WHEREOF, the Director and a duly authorized officer of the Bank have signed this Agreement as of the date first written above.

DIRECTOR:	MALVERN FEDERAL SAVINGS BANK

/s/ Edward P. Shanaughy II	By:	/s/ Ronald Anderson
Edward P. Shanaughy II		Ronald Anderson, President and
Chief Executive Officer

Director Retirement Plan- Schedule A

Director: Edward P. Shanaughy II

Period Ending Sep of	Age	Accrued Liability	% Vested in Accrued Liability	Value of Vested Benefit	Value as a % of Potential Final Value	Early Termination Annual Benefit (1)	Disability Annual Benefit (1)	Change in Control Annual Benefit (1) (3)	Preretirement Lump Sum Death Benefit (2)

2004	73	$2,655	100.00%	$2,655	5.84%	$613	$613	$8,300	$2,655
2005	74	$8,210	100.00%	$8,210	18.05%	$1,895	$1,895	$8,600	$8,210
2006	75	$14,108	100.00%	$14,108	31.02%	$3,257	$3,257	$8,900	$14,108
2007	76	$20,370	100.00%	$20,370	44.78%	$4,702	$4,702	$9,300	$20,370
2008	77	$27,017	100.00%	$27,017	59.40%	$6,237	$6,237	$9,700	$27,017
2009	78	$34,075	100.00%	$34,075	74.91%	$7,866	$7,866	$10,100	$34,075
2010	79	$41,568	100.00%	$41,568	91.39%	$9,596	$9,596	$10,500	$41,568
3/2011	80	$45,486	100.00%	$45,486	100.00%	$10,500	$10,500	$10,900	$45,486

Explanation:
In each case, the benefit is based on the year-end amount listed immediately prior to date termination of service occurs. The benefits are payable as stated below:

(1)	Payments commence at termination of service and are payable to the director or the director’s beneficiary in equal monthly installments for 5 years.

(2)	The listed amounts represent the lump sum value at death. Distributions will be made as elected by the director (lump sum or annuitized over 60 months).

(3)	Change in Control annual benefit is equal to 30% of board fees. Board fees are escalated at a rate of 4.00% from the current annual fees until retirement.

Note:
The Accrued Liability balance is based on the accruals required under Generally Accepted Accounting Principles (GAAP). It is based on a plan commencement date of April 1, 2004, the interest method of accounting, and a 6.00% discount rate, compounded monthly.